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                                                                     EXHIBIT 5.1

July 13, 2004                                                   Ropes & Gray LLP

Advanced Technology Industries, Inc.
Seydelstrasse 28
Berlin, Germany D-10117

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 8,251,515 shares of Common Stock, $0.0001 par value (the "Shares"), of Advanced Technology Industries, Inc., a Delaware corporation (the "Company"). 1,526,238 of the Shares are issuable under the Release and Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of July 15, 2003 between the Company and James Samuelson, 937,777 of the Shares are issuable under the Option Agreement (the "Option Agreement") dated as of March 12, 2004 between the Company and James Samuelson, 1,750,000 of the Shares are issuable under the Settlement Agreement and General Release (the "Settlement Agreement") dated as of May 17, 2004 among the Company, Pollet, Richardson & Patel, a Law Corporation, Richardson & Patel, LLP and LTDnetwork, Inc., 2,337,500 of the Shares are issuable under the Consulting Services Agreement (the "Klepfisz Consulting Agreement") dated as of July 8, 2004 between Allan Klepfisz and the Company and 1,700,000 of the Shares are issuable under the Consulting Services Agreement (the "Ong Consulting Agreement" and, together with the Stock Purchase Agreement, the Option Agreement, the Settlement Agreement and the Klepfisz Consulting Agreement, the "Plans") dated as of July 8, 2004 between Chai Ong and the Company.

We are familiar with the actions taken by the Company in connection with the adoption of each Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.





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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP
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Ropes & Gray LLP